UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2015

Strategic Realty Trust, Inc.

(Exact name of Registrant specified in its Charter)

Maryland	000-54376	90-0413866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

400 South El Camino Real, Suite 1100

San Mateo, California, 94402

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 343-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On April 9, 2015, Strategic Realty Trust, Inc. (the “Company”) sent a letter to its shareholders in connection with the distribution of the Company’s Annual Report on Form 10-K providing shareholders with a review of the Company’s progress in 2014 and plans for 2015. A copy of this letter is provided at Exhibit 99.1 to this Current Report on Form 8-K.

The information in this report, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 8.01. Other Events.

The Company previously had a share redemption program that provided limited liquidity to its shareholders. The Company suspended its share redemption program effective as of January 15, 2013. During the years ended December 31, 2014 and 2013, the Company did not redeem any shares under the share redemption program.

On April 1, 2015, the board of directors of the Company approved the reinstatement of the share redemption program and adopted an Amended and Restated Share Redemption Program (the “Amended and Restated SRP”). Under the Amended and Restated SRP, the redemption price for shares that are redeemed due to the death or disability of a shareholder is 100% of the Company’s most recent estimated value per share as of the applicable redemption date, and the Amended and Restated SRP limits redemptions upon the death of a shareholder to $2,000,000 and redemptions upon the disability of a shareholder to $1,000,000. A redemption request must be made within one year after the shareholder’s death or disability, unless such death or disability occurred between January 15, 2013 and April 1, 2015, when the share redemption program was suspended. Any shareholder whose death or disability occurred during this time period must submit their redemption request within one year after the adoption of the Amended and Restated SRP.

The Amended and Restated SRP provides that any request to redeem less than $5,000 worth of shares will be treated as a request to redeem all of the shareholder’s shares. If the Company cannot honor all redemption requests received in a given quarter, all requests, including death and disability redemptions, will be honored on a pro rata basis. If the Company does not completely satisfy a redemption request in one quarter, it will treat the unsatisfied portion as a request for redemption in the next quarter when funds are available for redemption, unless the request is withdrawn. The Company may increase or decrease the amount of funding available for redemptions under the Amended and Restated SRP on ten business days’ notice to the Company’s shareholders. Shares submitted for redemption during any quarter will be redeemed by the Company on the penultimate business day of such quarter. The record date for the Company’s quarterly distributions has historically been and is expected to continue to be the last business day of each quarter; therefore, shares that are redeemed during any quarter are expected to be redeemed prior to the record date and thus would not be eligible to receive the distribution declared for such quarter.

The other material terms of the Amended and Restated SRP are consistent with the terms of the share redemption program that was in effect immediately prior to January 15, 2013. The full text of the Amended and Restated SRP is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Letter to shareholders, dated March 31, 2015

99.2	Amended and Restated Share Redemption Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC REALTY TRUST, INC.

Dated: April 9, 2015	By:	/s/ Andrew Batinovich
Andrew Batinovich
Chief Executive Officer